Execution Copy

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“ Agreement ”) is made this 24th day of June, 2008 by and between NeoGenomics, Inc. a Nevada corporation   (" Employer " and collectively with any entity that is wholly or partially owned by the Employer, the “ Company ”), 12701 Commonwealth Drive, Suite #5, Fort Myers, Florida 33913 and Jerome J. Dvonch (“ Employee ”), an individual who resides at 11169 Lakeland Circle, Fort Myers, FL 33913, and is effective as of the date set forth below.

RECITALS:

WHEREAS, The Company is engaged in the business of providing genetic and molecular diagnostic testing services to doctors, hospitals and other healthcare institutions; and

WHEREAS , The Employee has been employed by the Employer for the last three years and the parties desire to renew the Employee’s employment contract, and the Employee is willing to continue to be employed by the Employer, and the Employer is willing to continue to employ the Employee, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

Now, therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

1.   Employment Period . Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, Company shall employ Employee and Employee agrees to serve as an employee of Company for a four-year period, beginning on July 1, 2008 (the “ Effective Date ”) to and including the 4 th anniversary of the Effective Date (the “ Initial Employment Term ”), and after the Initial Employment Term, the Agreement shall automatically renew for consecutive one year periods (“ renewal term ”), unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Initial Employment Term (or any renewal term) is delivered by either party at least one (1) month prior to the expiration of the Initial Employment Term or any renewal term, as applicable. For purposes of this Agreement, the Initial Employment Term and any renewal term thereof are collectively referred to herein as the “ Employment Period ” or the “ Term ”. This Agreement shall supersede all previous agreements between the Employer and the Employee and shall take priority over all previous agreements relating to the subject matter of this Agreement, provided, however, that all prohibitions against Employee misappropriating or misusing confidential information, trade secrets and soliciting clients of Employer and/or competing with Employer after termination shall continue to be enforceable back to the original date of execution of such other agreements.

2.   Employment and Duties. The Employer shall employ the Employee as an employee at will, as such term is construed under Florida law in the capacity of Director of Finance and Principle Accounting Officer. The Employee accepts this employment, subject to the general supervision of and pursuant to the orders and direction of the Employer. The Employee shall perform such duties as are customarily performed by one holding such positions in the same or similar businesses or enterprises as that engaged in by the Employer. The Employee shall also render such other and unrelated services and duties as the Employer may assign from time to time. The Employee will report to the Company’s Chief Financial Officer and if there is no Chief Financial Officer, then to the Chief Executive Officer, and if there is not Chief Executive Officer, then to the President.

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3.   Compensation and Benefits of the Employee. The Employer shall compensate Employee for Employee's services rendered under this Agreement as follows:

a.
Base Salary . Unless otherwise adjusted by the Employee’s supervisor or the Compensation Committee of the Board of Directors of the Company (the “Board”), beginning on the Effective Date, Employee shall be paid a base salary by Employer equating to $150,000 per annum. Such Base Salary will be paid at such times as is consistent with normal Company policy. Employee understands that he will not be eligible for a further increase in Base Salary until 24 months from the Effective Date.

b.
Bonus . Employee will be eligible for an annual cash bonus based on performance. The amount of such bonus shall be based on the available resources of the Company and shall be at the discretion of the Compensation Committee of the Board of Directors.

c.
Benefits . Employee will be entitled to participate in and the Company shall pay for all medical and other benefits that the Company has established for employees of the Company, including, but not limited to one hundred percent (100%) of any health insurance premium for the Employee in accordance with the Company’s policy for such reimbursement as well as any other benefits established for officers of the Company by the Board of Directors. All benefits that may be payable by the Company are identified in the Employee Handbook and are subject to change without notice or explanation.

d.
Stock Options . On the Effective Date, the Employee will be granted an option to purchase 100,000 shares of the Company’s common stock (the “ Options ”) on the terms and conditions listed below. Such Options will have a strike price of $1.01/share and the vesting and other terms of such Options shall be as outlined below.

1.)   Time-based Options - 48,000 of such options will be time-based options and will vest 1,000 options per month on the last day of each month over the  four years of the Initial Employment Term.

2.)   Performance-based Options - 52,000 of such options will be performance-based options and will vest according to the schedule outlined below. Employee understands and acknowledges that if the performance metrics for any given year are not met, then such options shall be forfeited and may not be rolled into successive years.

Vesting of Performance-Based Options

6,500
if the Company achieves the consolidated revenue goal for FY 2008 outlined by the Board of Directors as part of the Company’s FY 2008 budget after excluding the effects of any Revenue Exclusions for such fiscal year and ;

6,500
if the Company achieves the consolidated net income goal for FY 2008 outlined by the Board of Directors as part of the Company’s FY 2008 budget after excluding the effects of any Net Income Exclusions for such fiscal year ;

6,500
if the Company achieves the consolidated revenue goal for FY 2009 outlined by the Board of Directors as part of the Company’s FY 2009 budget after excluding the effects of any Revenue Exclusions for such fiscal year and ;

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6,500
if the Company achieves the consolidated net income goal for FY 2009 outlined by the Board of Directors as part of the Company’s FY 2009 budget after excluding the effects of any Net Income Exclusions for such fiscal year ;

6,500
if the Company achieves the consolidated revenue goal for FY 2010 outlined by the Board of Directors as part of the Company’s FY 2010 budget after excluding the effects of any Revenue Exclusions for such fiscal year and ;

6,500
if the Company achieves the consolidated net income goal for FY 2010 outlined by the Board of Directors as part of the Company’s FY 2010 budget after excluding the effects of any Net Income Exclusions for such fiscal year ;

6,500
if the Company achieves the consolidated revenue goal for FY 2011 outlined by the Board of Directors as part of the Company’s FY 2011 budget after excluding the effects of any Revenue Exclusions for such fiscal year and;

6,500
if the Company achieves the consolidated net income goal for FY 2011 outlined by the Board of Directors as part of the Company’s FY 2011 budget after excluding the effects of any Net Income Exclusions for such fiscal year ;

All Options awarded pursuant to this paragraph will be Incentive Stock Options (ISOs) to the extent allowable under current SEC and IRS guidelines, and that the remainder, if any, will be in the form of non-qualified stock options. The grant of these time-based options will be made pursuant to the Company Stock Option Plan and will be evidenced by a separate Option Agreement, which the Company will execute within sixty (60) days of the date of this Agreement, provided that it has received an executed copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement from the Employee. So long as the Employee remains employed by the Company, such time-based options will have a seven-year term with which to be exercised from the grant date. The Employee understands that upon termination of his employment, he will only have up to ninety (90) days to exercise any vested options.

e.
Revenue and Net Income Exclusions Defined . For the purposes of Section 3d above, to the extent the Company acquires any companies or businesses during any given fiscal year and the financial impact of such acquisition was not previously factored into the annual operating budget approved by the Board of Directors, the following revenue and net income adjustments shall be made to the Company’s fiscal results in measuring whether or not the Company has met or exceeded the specific performance targets outlined in Sections 3d.

1.) “ Revenue Exclusions ” shall be defined as the pro rated annualized quarterly GAAP revenue of any company or business acquired by the Company for the most recent fiscal quarter prior to the date such company or business is acquired by the Company. Such annualized quarterly revenue shall be prorated by multiplying the total annualized quarterly revenue described above by a fraction, the numerator of which is the number of days of the financial results of the acquired business or company that are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.

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2.) “ Net Income Exclusions ” shall be defined as the pro rated annualized quarterly GAAP net income of any company or business acquired by the Company for the most recent fiscal quarter prior to the date such company or business is acquired by the Company. Such annualized quarterly net income shall be prorated by multiplying the total annualized quarterly net income described above by a fraction, the numerator of which is the number of days of the financial results of the acquired business or company that are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.   Net income exclusions shall also include a) any non-cash stock compensation expenses over and above what was included in any budget, and b) any extraordinary or non-recurring expenses that were not included in the budget for any given year and in the reasonable judgment of the Compensation Committee could not have been foreseen by Management during the process to set the budget for such year.

f.
Paid Time-Off and Holidays. Employee’s paid time-off (“ PTO ”) and holidays shall be consistent with the standards set forth in the Employee Handbook, as revised from time to time or as otherwise published by the Company. Notwithstanding the previous sentence, Employee will be eligible for four (4) weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than forty (40) hours of paid time-off can be accrued and carried forward for any given employee as of the anniversary of their employment date in any given year. Thus, when accrued PTO reaches two hundred (200) hours, Employee will cease accruing PTO until accrued PTO is one hundred sixty (160) hours or less - at which point Employee will again accrue PTO until he reaches two hundred (200) hours. In addition to paid time off, there are also six (6) paid national holidays and two (2) “floater” days available to Company employees. Employee agrees to schedule such paid time-off so that it minimally interferes with the Company’s operations. Such PTO does not include Board of Directors excused absences.

g.
Reimbursement of Normal Business Expenses . The Company will reimburse all normal business expenses of the Employee not covered by the above paragraphs, including, but not limited to, cell phone expenses and business related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement.

4.   Best Efforts of the Employee and Place of Employment.   Employee agrees to perform all of the duties pursuant to the express and implicit terms of this contract to the reasonable satisfaction of Employer. Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience, and devote his full-working time and attention on Employer's business (at least forty (40) hours per week). Employee shall render such duties at the Employer’s primary place of business in Fort Myers, FL or such other place or places as the interest, needs, business, or opportunity of Employer shall require.

5.   Termination.   The parties agree that any termination of the Employee under this Agreement will be governed as follows:

a.
By the Company for Cause . The Company shall have the right to terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the Employment Period. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon:

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( i) failure to materially perform and discharge the duties and responsibilities of Employee under this Agreement after receiving written notice and allowing Employee ten (10) business days to create a plan to cure such failure(s), such plan being acceptable to the Board of Directors, and a further thirty (30) days to cure such failure(s), if so curable, provided, however , that after one such notice has been given to Employee and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures under this provision, or

(ii)   any breach by Employee of the material provisions of this Agreement; or

(iii)   misconduct which, in the good faith opinion and sole discretion of the Board of Directors, is injurious to the Company; or

(iv)   felony conviction involving the personal dishonesty or moral turpitude of Employee; or a determination by the Board, after consideration of all available information, that Employee has willfully and knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence; or

(v)   engagement in illegal drug use or alcohol abuse which prevents Employee from performing his duties in any manner, or

(vi)   any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Employee; or

(vii)   willful misconduct, recklessness or gross negligence by the Employee in respect of the duties or obligations of the Employee under this Agreement and/or the Confidentiality, Non-Solicitation or Non-Competition Agreement.

Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause. If an Employee is terminated for Cause, the Employee shall only be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

b.
Termination by Company Without Cause . At any time during the Employment Period, the Company shall have the right to terminate this Agreement and to discharge the Employee without Cause effective upon delivery of written notice to the Employee. If the Company terminates the Employee without “Cause” for any reason, then the Company agrees that as severance it will continue to pay the Executive’s Base Salary in accordance with Section 3a. and maintain the Executive’s employee benefits in accordance with Section 3c. (the “ Severance Payments ”) for six (6) months from the notice of termination. Employee further agrees that in the event that he obtains employment during any period where Severance Payments are being made, he will promptly notify the Company. Provided that such employment does not violate the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, such severance payments will continue to be paid. If a termination of the Employee by the Company Without Cause shall occur at anytime, than the pro rata portion of any unvested Time-based options (as specified in Section 3d(1)) up until the date of the Employee’s termination that were due to vest in the year of the Employee’s termination shall vest. Other than as set forth in the immediately preceding three sentences, the Company shall have no further salary or bonus payment or other benefits obligations under this Agreement after the date of termination; provided, however , that the Employee shall only be entitled to continuation of the Severance Payments as long as he is in compliance with the provisions of the Confidentiality, Non-Compete and Non-Solicit Agreement, which is part of this Agreement.

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The Employee acknowledges and agrees that any and all payments to which he would be entitled under this Paragraph 5b are conditioned upon and subject to his execution of a general waiver and release, in such reasonable form as counsel for the Company shall determine, of all claims the Employee has or may have against the Company.

c.
By Resignation of the Employee . The Employee may terminate his employment hereunder, upon giving sixty (60) days written notice to the Company. The Employee agrees that during such sixty (60) day period no more than one week of unused vacation may be utilized and that all other unused vacation up to the time of termination shall be forfeited. In the event of such a termination, the Employee shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Employee’s termination of employment longer than sixty (60) days beyond the Employee’s original notice of termination. Upon such a termination, the Employee shall become entitled to any accrued but unpaid salary and other benefits up to and including the date of termination.

.
d.
Disability of the Employee. This Agreement may be terminated by the Company upon the Disability of the Employee. "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period. In the event that any disagreement or dispute shall arise between the Company and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is agreeable to the Company and the Employee, and such physician shall determine whether the Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Employee. The entire cost of such examination shall be paid solely by the Company. In the event the Company has purchased disability insurance for Employee, the Employee shall be deemed disabled if he is disabled as defined by the terms of the disability policy. On the date that the Employee is deemed to have a Disability, this Agreement will be deemed to have been terminated and the Employee shall be entitled to receive from the Company his accrued and unpaid Base Salary, bonus and other benefits through the termination date. If a termination of the Employee by Disability shall occur at anytime, than the pro rata portion of any unvested Time-based options (as specified in Section 3d(1)) up until the date of the Employee’s termination that were due to vest in the year of the Employee’s termination shall vest. Other than as set forth in the immediately preceding two sentences, the Company shall have no further salary or bonus payment or other benefits obligations under this Agreement from and after the date of termination due to Disability.

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e.
Death of the Employee. In the event of the death of Employee, the employment of the Employee by the Company shall automatically terminate on the date of the Employee's death and the Company shall be obligated to pay Employee’s estate (i) the Employee’s accrued and unpaid Base Salary, bonus and other benefits through the termination date. If the death of the Employee shall occur at anytime, than the pro rata portion of any unvested Time-based options up until the date of the Employee’s death that were due to vest in the year of the Employee’s death shall vest. Other than as set forth in the immediately preceding two sentences, the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Employee.

6.   Confidentiality, Non-Compete & Non-Solicitation Agreement. Employee agrees to the terms of the Confidentiality, Non-Compete and Non-Solicitation Agreement attached hereto as Addendum A and has signed that Agreement. Such Confidentiality, Non-Compete & Non-Solicitation Agreement is hereby incorporated into and part of this Agreement.

7.   Importance of Certain Clauses. Employee and Employer state that the covenants contained in the Confidentiality, Non-Compete and Non-Solicitation Agreement attached hereto and incorporated into this Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of Employer. As such, because Employer's continued business and viability depend on the protection of such secrets and non-competition, these clauses are interpreted by the parties to have the widest and most expansive applicability as may be allowed by law and Employee understands and acknowledges his or her understanding of same.

8.   Consideration. Employee acknowledges and agrees that the provision of employment under this Agreement and the execution by the Employer of this Agreement constitute full, adequate and sufficient consideration to Employee for the Employee's duties, obligations and covenants under this Agreement and under the Confidentiality, Non-Competition & Non-Solicit Agreement incorporated into this Agreement.

9.   Exit Interview. Upon the effective date of termination of employment (unless due to Employee’s death), the Employee shall participate in an exit interview with Employer and certify in writing that the Employee has complied with his contractual obligations and intends to comply with his continuing obligations under this Agreement, including, but not limited to, the terms of the Confidentiality, Non-Compete and Non-Solicit Agreement. The Employee shall also provide the Employer with information concerning the Employee's subsequent employer and the capacity in which the Employee will be employed. The Employee's failure to comply shall be a material breach of this Agreement, for which the Employer, in addition to any other civil remedy, may seek equitable relief.

10.   Withholding .. All payments made to the Employee shall be made net of any applicable withholding for income taxes and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.   Representations of Employee. Employee represents and warrants to the Company that (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the Principle Accounting Officer of a publicly-traded company or materially damage his credibility with public shareholders; (b) that there are no restrictions, agreements, or understandings whatsoever to which he is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder, (c) that Employee’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, (d) that Employee is free and able to execute this Agreement and to continue employment with the Company, and (e) that Employee has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for Company.

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12.     Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

13.   Entire Agreement. This Agreement including Addendum A reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on his own judgment in entering into this Agreement.

14.   Assignment. Employer may assign its interest and rights under this Agreement at its sole discretion and without approval of Employee to a successor in interest by Employer’s merger, consolidation or other form of business combination with or into a third party where Employer’s stockholders before such event do not control a majority of the resulting business entity after such event. All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality, Non-Compete and Non-Solicitation Agreement attached as Addendum A and incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law. Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Employee.

15.   Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, i) if to the Company, at the Company’s then current headquarters location, and ii) if to the Employee, at the most recent address on file with the Company for the Employee or to such subsequent addresses as either party shall so designate in writing to the other party.

16.   Remedies. If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

17.   Amendment/Waiver. No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties. No waiver by Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

18.   Governing Law, Venue and Jurisdiction. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances. Employee consents to personal jurisdiction and venue in the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between Employee and Employer.

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19.   Arbitration.     Any and all controversies and disputes between Employee and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Commercial Rules. Any arbitration action brought pursuant to this section shall be heard in Fort Myers, Lee County, Florida. The Circuit Court in and for Lee County, Florida shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Compete and Non-Solicitation Agreement.

20.   Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

21.   Miscellaneous Terms. The parties to this Agreement declare and represent that:

a.	They have read and understand this Agreement;

b.	They have been given the opportunity to consult with an attorney if they so desire;

c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.	They have retained signed copies of this Agreement for their records; and

e.
The rights, responsibilities and duties of the parties hereto, and the covenants and agreements contained herein, shall continue to bind the parties and shall continue in full force and effect until each and every obligation of the parties under this Agreement has been performed.

22.   Counterparts . This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ Jerome J. Dvonch
Jerome J. Dvonch

NEOGENOMICS, INC.

/s/ Steven C. Jones
Steven C. Jones
Acting Principal Financial Officer

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ADDENDUM A

 CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

This Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Agreement”) dated this 24th day of June, 2008 is entered into by and between Jerome J. Dvonch (“Employee”) and NeoGenomics, Inc., a Nevada corporation (“Employer” or the “Parent Company” and collectively with NeoGenomics, Inc., a Florida corporation (the “Operating Company”) and any entity that is wholly or partially owned by the Employer or Parent Company or otherwise affiliated with the Employer or Parent Company, the “Company”).  Hereinafter, each of the Employee or the Company maybe referred to as a “Party” and together be referred to as the “Parties”.

RECITALS:

WHEREAS, the Parties have entered into that certain employment agreement, dated June 24, 2008, that creates an employment relationship between the Company and Employee (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, the Employee agreed to enter into the Company’s Confidentiality, Non-Solicitation and Non-Compete Agreement; and

WHEREAS, the Company desires to protect and preserve its Confidential Information and its legitimate business interests by having the Employee enter into this Agreement as part of the Employment Agreement; and

WHEREAS, the Employee desires to establish and maintain an employment relationship with the Company and as part of such employment relationship desires to enter into this Agreement with the Company.

Now, therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Term. Employee agree(s) that the term of this agreement is effective upon the Effective Date (as defined in the Employment Agreement) and shall survive and continue to be in force and effect for two years following the termination of any employment relationship between the Parties (“Term”), whether termination is by the Company with or without cause, wrongful discharge, or for any other reason whatsoever, or by the Employee.

2.           Definitions.

a.           The term “Confidential Information” as used herein shall include all business practices, methods, techniques, or processes that:  (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Confidential Information also includes, but is not limited to, files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information, Customer lists and names and other information, Customer contracts, other corporate contracts, computer programs, proprietary technical information and or strategies, sales, promotional or marketing plans or strategies, programs, techniques, practices, any expansion plans (including existing and entry into new geographic and/or product markets), pricing information, product or service offering specifications or plans thereof, business plans, financial information and other financial plans, data pertaining to the Company’s operating performance, employee lists, salary information, training manuals, and other materials and business information of a similar nature, including information about the Company itself or any affiliated entity, which Employee acknowledges and agrees has been compiled by the Company's expenditure of a great amount of time, money and effort, and that contains detailed information that could not be created independently from public sources.  Further, all data, spreadsheets, reports, records, know-how, verbal communication, proprietary and technical information and/or other confidential materials of similar kind transmitted by the Company to Employee or developed by the Employee on behalf of the Company as Work Product (as defined in Paragraph 7) are expressly included within the definition of “Confidential Information.”  The Parties further agree that the fact the Company may be seeking to complete a business transaction is “Confidential Information” within the meaning of this Agreement, as well as all notes, analysis, work product or other material derived from Confidential Information. Nevertheless, Confidential Information shall not include any information of any kind which (1) is in the possession of the Employee prior to the date of this Agreement, as shown by the Employee’s files and records, or (2) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any violation of this Agreement or inaction or action of the receiving party, or (3) is rightfully received from a third party without any obligation of confidentiality; or (4) independently developed after termination without reference to the Confidential Information or materials based thereon; or (5) is disclosed pursuant to the order or requirement of a court, administrative agency, or other government body; or (6) is approved for release by the non-disclosing party.

b.           The term “Customer” shall mean any person or entity which has purchased or ordered goods, products or services from the Company and/or entered into any contract for products or services with the Company within the one (1) year immediately preceding the termination of the Employee’s employment with the Company.

c.            The term “Prospective Customer” shall mean any person or entity which has evidenced an intention to order products or services with the Company within one year immediately preceding the termination of the Employee’s employment with the Company.

d.           The term “Restricted Area” shall include any geographical location anywhere in the United States.  If the Restricted Area specified in this Agreement should be judged unreasonable in any proceeding, then the period of Restricted Area shall be reduced so that the restrictions may be enforced as is judged to be reasonable.

e.           The phrase “directly or indirectly” shall include the Employee either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, or a stockholder of 5% or more of the voting shares of an entity in the Business of Company.

f.           The term “Business” shall mean the business of providing non-academic, for-profit cancer genetic and molecular laboratory testing services, including, but not limited to, cytogenetics, flow cytometry, fluorescence in-situ hybridization (“FISH”), and morphological studies, to hematologists, oncologists, urologists, pathologists, hospitals and other medical reference laboratories.

3.           Duty of Confidentiality.

a.           All Confidential Information is considered highly sensitive and strictly confidential. The Employee agrees that at all times during the term of this Agreement and after the termination of employment with the Company for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all Confidential Information, whether written or oral, tangible or intangible, concerning the Company and its business and operations unless such disclosure is accompanied by a non-disclosure agreement executed by the Company with the party to whom such Confidential Information is provided, (ii) use the Confidential Information solely in connection with his or her employment with the Company and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company, (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information, and (v) not use or disclose, directly or indirectly, as an individual or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity, any Confidential Information, unless expressly permitted by this Agreement.  Employee agrees that protection of the Company’s Confidential Information constitutes a legitimate business interest justifying the restrictive covenants contained herein.  Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company’s legitimate business interest in preserving its Confidential Information.

b.           In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure.

c.           Employee acknowledge(s) that this "Confidential Information" is of value to the Company by providing it with a competitive advantage over their competitors, is not generally known to competitors of the Company, and is not intended by the Company for general dissemination.  Employee acknowledges that this "Confidential Information" derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy.  Therefore, the Parties agree that all "Confidential Information" under this Agreement constitutes “Trade Secrets” under Section 688.002 and Chapter 812 of the Florida Statutes.

4.           Limited Right of Disclosure.   Except as otherwise permitted by this Agreement, Employee shall limit disclosure of pertinent Confidential Information to Employee’s attorney, if any (“Representative(s)”), for the sole purpose of evaluating Employee’s relationship with the Company.  Paragraph 3 of this Agreement shall bind all such Representative(s).

5.           Return of Company Property and Confidential Materials.   All tangible property, including cell phones, laptop computers and other Company purchased property, as well as all Confidential Information provided to Employee is the exclusive property of the Company and must be returned to the Company in accordance with the instructions of the Company either upon termination of the Employee’s employment or at such other time as is reasonably requested by the Company.  Employee agree(s) that upon termination of employment for any reason whatsoever Employee shall return all copies, in whatever form, including hard copies and computer disks, of Confidential Information to the Company, and Employee shall delete any copy of the Confidential Information on any computer file or database maintained by Employee and shall certify in writing that he/she has done so.  In addition to returning all Confidential Information to the Company as described above, Employee will destroy any analysis, notes, work product or other materials relating to or derived from the Confidential Information.  Any retention of Confidential Information may constitute “civil theft” as such term is defined in Chapter 772 of the Florida Statutes.

6.           Agreement Not To Circumvent.  Employee agrees not to pursue any transaction or business relationship that is directly competitive to the Business of the Company that makes use of any Confidential Information during the Term of this Agreement, other than through the Company or on behalf of the Company.  It is further understood and agreed that, after the Employee’s employment with the Company has been terminated, the Employee will direct all communications and requests from any third parties regarding Confidential Information or Business opportunities which use Confidential Information through the Company’s then chief executive officer or president.  Employee acknowledges that any violation of this covenant may subject Employee to the remedies identified in Paragraph 9 in addition to any other available remedies.

7.           Title to Work Product.   Employee agrees that all work products (including strategies and testing methodologies for competing in the genetics testing industry, technical materials and diagrams, computer programs, financial plans and other written materials, websites, presentation materials, course materials, advertising campaigns, slogans, videos, pictures and other materials) created or developed by the Employee for the Company during the term of the Employee’s employment with the Company or any successor to the Company until the date of termination of the Employee (collectively, the “Work Product”), shall be considered a work made for hire and that the Company shall be the sole owner of all rights, including copyright, in and to the Work Product.

If the Work Product, or any part thereof, does not qualify as a work made for hire, the Employee agrees to assign, and hereby assigns, to the Company for the full term of the copyright and all extensions thereof all of its right, title and interest in and to the Work Product.  All discoveries, inventions, innovations, works of authorship, computer programs, improvements and ideas, whether or not patentable or copyrightable or otherwise protectable, conceived, completed, reduced to practice or otherwise produced by the Employee in the course of his or her services to the Company in connection with or in any way relating to the Business of the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company unless assigned by the Company to another entity.

Employee hereby assigns to the Company all right, title and interest in all of the discoveries, inventions, innovations, works of authorship, computer programs, improvements, ideas and other work product; all copyrights, trade secrets, and trademarks in the same; and all patent applications filed and patents granted worldwide on any of the same for any work previously completed on behalf of the Company or work performed under the terms of this Agreement or the Employment Agreement.  Employee, if and whenever required to do so (whether during or after the termination of his or her employment), shall at the expense of the Company apply or join in applying for copyrights, patents or trademarks or other equivalent protection in the United States or in other parts of the world for any such discovery, invention, innovation, work of authorship, computer program, improvement, and idea as aforesaid and execute, deliver and perform all instruments and things necessary for vesting such patents, trademarks, copyrights or equivalent protections when obtained and all right, title and interest to and in the same in the Company absolutely and as sole beneficial owner, unless assigned by the Company to another entity.  Notwithstanding the foregoing, work product conceived by the Employee, which is not related to the Business of the Company, will remain the property of the Employee.

8.           Restrictive Covenant.   The Company and its affiliated entities are engaged in the Business of providing genetic and molecular testing services.  The covenants contained in this Paragraph 8 (the “Restrictive Covenants”) are given and made by Employee to induce the Company to employ Employee under the terms of the Employment Agreement, and Employee acknowledges sufficiency of consideration for these Restrictive Covenants.  Employee expressly covenants and agrees that, during his or her employment and for a period of two (2) years following termination of such employment (such period of time is hereinafter referred to as the "Restrictive Period"), he/she will abide by the following restrictive covenants unless an exception is specifically provided in certain situations in such Restrictive Covenants.

a.
Non-Solicitation.   Employee agrees and acknowledges that, during the Restrictive Period, he/she will not, directly or indirectly, in one or a series of transactions, as an individual or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity:

(i)
solicit or induce any Customer or Prospective Customer of the Company to patronize or do business with any other company (or business) that is in the Business conducted by the Company in any market in which the Company does Business; or

(ii)
request or advise any Customer or vendor, or any Prospective Customer or prospective vendor, of the Company, who was a Customer, Prospective Customer, vendor or prospective vendor within one year immediately preceding the termination of the Employee’s employment with the Company, to withdraw, curtail, cancel or refrain from doing Business with the Company in any capacity; or

(iii)
recruit, solicit or otherwise induce any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, Customer, agent, representative or any other person which has a business relationship with the Company or any Affiliated Entity to discontinue, reduce or detrimentally modify such employment, agency or business relationship with the Company; or

iv)
employ or solicit for employment any person or agent who is then (or was at any time within twelve (12) months prior to the date Employee or such entity seeks to employ such person) employed or retained by the Company.  Notwithstanding the forgoing, to the extent the Employee works for a larger corporation after his termination from the Company and he does not have any personal knowledge and/or control over the solicitation of or the employment of a Company employee or agent, then this provision shall not be enforceable.

b.
Non-Competition.   Employee agrees and acknowledges that, during the Restrictive Period, he/she will not, directly or indirectly, for himself or herself, or on behalf of others, as an individual on Employee's own account, or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for himself or herself or any other person, partnership, firm, corporation, association or other legal entity enter into, engage in or accept employment from any business that is in the Business of the Company in the Restricted Area during his or her or her last twelve months of employment. The parties agree that this non-competition provision is intended to cover situations where a future business opportunity in which the Employee is engaged or a future employer of the Employee is selling the same or similar products and services in the Business which may compete with the Company’s products and services to Customers and Prospective Customers of the Company in the Restricted Area.  This provision shall not cover future business opportunities or employers of the Employee that sell different types of products or services in the Restricted Area so long as such future business opportunities or employers are not in the Business of the Company.

Notwithstanding the foregoing, however, it is understood and agreed by the Company and the Employee that in the event that the Company is (1) acquired by another company and the Employee is terminated without “Cause” (as defined below) within 12 months of the date the Company is so acquired or (2) liquidated, then the provisions of the Non-Competition covenant outlined in the preceding paragraph 8(b) shall not be deemed valid or enforceable hereunder.

For the purposes of this Agreement, the Company and any company who acquires the Company shall have “Cause” to terminate the Employee’s employment if any of the events listed in Paragraph 5(a)(i) – 5(a)(vii) of the Employment Agreement have occurred.

c.	Acknowledgements of Employee.

(i)
The Employee understands and acknowledges that any violation of the Restrictive Covenants shall constitute a material breach of this Agreement and the Employment Agreement, and it may cause irreparable harm and loss to the Company for which monetary damages will be an insufficient remedy.  Therefore, the Parties agree that in addition to any other remedy available, the Company will be entitled to the relief identified in Paragraph No. 9 below.

(ii)
The Restrictive Covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company shall not constitute a defense to the enforcement of these Restrictive Covenants.

(iii)	Employee agrees that the Restrictive Covenants are reasonably necessary to protect the legitimate business interests of the Company.

(iv)
Employee agrees that the Restrictive Covenants may be enforced by the Company’s successor in interest by way of merger, business combination or consolidation where a majority of the surviving entity is not owned by Company’s shareholders who owned a majority of the Company’s voting shares prior to such transaction and Employee acknowledges and agrees that successors are intended beneficiaries of this Agreement.

(v)
Employee agrees that if any portion of the Restrictive Covenants is held by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, such shall be divisible as to time, geographic area and line of business and shall be enforceable as to a reasonable time, area and line of business.

(vi)
Employee acknowledges that any violations of the Restrictive Covenants, in any capacity identified herein, may be a material breach of this Agreement and may subject the Employee, and/or any individual(s), partnership, corporation, joint venture or other type of business with whom the Employee is then affiliated or employed, to monetary and other damages.

(vii)
Employee agrees that any failure of the Company to enforce the Restrictive Covenants against any other employee, for any reason, shall not constitute a defense to enforcement of the Restrictive Covenants against the Employee.

9.           Specific Performance; Injunction.   The Parties agree and acknowledge that the restrictions contained in Paragraphs 1-8 are reasonable in scope and duration and are necessary to protect the Company.  If any provision of Paragraphs 1-8 as applied to any party or to any circumstance is judged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Any unauthorized use or disclosure of Confidential Information in violation of Paragraphs 2-7 above or violation of the Restrictive Covenant in Paragraph 8 shall constitute a material breach of this Agreement and will cause irreparable harm and loss to the Company for which monetary damages may be an insufficient remedy.  Therefore, in addition to any other remedy available, the Company will be entitled to all of the civil remedies provided by Florida Statutes, including:

a.
Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining Employee or Representatives and any other person, partnership, firm, corporation, association or other legal entity acting in concert with Employee from any actual or threatened unauthorized disclosure or use of Confidential Information, in whole or in part, or from rendering any service to any other person, partnership, firm, corporation, association or other legal entity to whom such Confidential Information in whole or in part, has been disclosed or used or is threatened to be disclosed or used; and

b.
Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining the Employee from violating, directly or indirectly, the restrictions of the Restrictive Covenant in any capacity identified in Paragraph 8, supra, and restricting third parties from aiding and abetting any violations of the Restrictive Covenant; and

c.	Compensatory damages, including actual loss from misappropriation and unjust enrichment.

Notwithstanding the foregoing, the Company acknowledges and agrees that the Employee will not be liable for the payment of any damages or fees owed to the Company through the operation of Paragraphs 9c above, unless and until a court of competent jurisdiction has determined conclusively that the Company or any successor is entitled to such recovery.

Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for actual or threatened breach of the provisions of Paragraphs 1 – 8 of this Agreement, and the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the provisions of this Agreement.  The Company and its Affiliated Entities have fully performed all obligations entitling it to the covenants of Paragraphs 1 – 8 of this Agreement and therefore such prohibitions are not executory or otherwise subject to rejection under the bankruptcy code.

10.           Governing Law, Venue and Personal Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws.  The parties agree that courts of competent jurisdiction in Lee County, Florida and the United States District Court for the Southern District of Florida shall have concurrent jurisdiction for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising out of any breach or alleged breach of this Agreement.  Employee waives personal service of any and all process upon Employee and consents that all such service of process may be made by certified or registered mail directed to Employee at the address stated in the signature section of this Agreement, with service so made deemed to be completed upon actual receipt thereof.  Employee waives any objection to jurisdiction and venue of any action instituted against Employee as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

11.           Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and may not be assigned by Employee. This Agreement shall inure to the benefit of Company’s s successors.

12.           Entire Agreement.   This Agreement is the entire agreement of the Parties with regard to the matters addressed herein, and supersedes all prior negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matter of this Agreement, except however, that this Agreement shall be read in pari materia with the Employment Agreement executed by Employee.  This Agreement may be modified only by written instrument signed by the Company and Employee.

13.           Severability.   In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal were unenforceable provision had not been contained herein.

14.           Waiver. The waiver by the Company of a breach or threatened breach of this Agreement by Employee cannot be construed as a waiver of any subsequent breach by Employee unless such waiver so provides by its terms.  The refusal or failure of the Company to enforce any specific restrictive covenant in this Agreement against Employee, or any other person for any reason, shall not constitute a defense to the enforcement by the Company of any other restrictive covenant provision set forth in this Agreement.

15.           Consideration.   Employee expressly acknowledges and agrees that the execution by the Company of the Employment Agreement with the Employee constitutes full, adequate and sufficient consideration to Employee for the covenants of Employee under this Agreement.

16.           Notices .   All notices required by this Agreement shall be in writing, shall be personally delivered or sent by U.S. Registered or Certified Mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement.

17.          Acknowledgements.   Employee acknowledge(s) that he or she has reviewed this Agreement prior to signing it, that he or she knows and understands the contents, purposes and effect of this Agreement, and that he or she has been given a signed copy of this Agreement for his or her records. Employee further acknowledges and agrees that he or she has entered into this Agreement freely, without any duress or coercion.

18.           Counterparts.   This Agreement may be executed in counterparts, by facsimile or pdf each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY AGREE TO BE BOUND AND ABIDE BY THE REPRESENTATIONS, COVENANTS, PROMISES AND WARRANTIES CONTAINED HEREIN.

By:	/s/ Jerome Dvonch	6/24/08

	Employee Signature	Date

Employee Name:	Jerome Dvonch

Employee Address:	11169 Lakeland Avenue

Fort Myers, FL 33913

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite #9

Fort Myers, FL 33913

By:	/s/ Robert Gasparini	6/24/08
Date

Name:	Robert Gasparini

Title:	President